Exhibit 10.1

Erick J. Lucera	March 18, 2025
[***]

Dear Erick:

On behalf of Dyne Therapeutics, Inc. (the “Company”), I am pleased to offer you employment in the position of Chief Financial Officer. This letter summarizes the initial terms of your employment with the Company.

1. Position. You will be employed by the Company on a full-time basis, reporting to the Company’s President & Chief Executive Officer or his/her designee. You will work out of the Company’s office in Waltham, Massachusetts or at such other office as the Company may designate. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity that may pose a conflict of interest or appearance of a conflict of interest with the Company without the prior written consent of the Company.

2. Start Date. Your employment will begin on March 31, 2025 (the “Start Date”).

3. Salary. During your employment, the Company will pay you a base salary at the rate of $21,666.67 per regular semi-monthly pay period (annualized rate $520,000 per year), payable in accordance with the regular payroll practices of the Company and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. You will be paid on the 1st and 15th of each month.

4. Annual Bonus. Following the end of each fiscal year, you will be eligible to receive an annual incentive bonus of up to 40% of your gross base pay during that fiscal year. Your 2025 bonus will not be pro-rated even though you are starting after January 1 of the fiscal year. Any actual bonus awarded for a fiscal year will be based on your performance and the Company’s performance that year against criteria to be established by the Company, both as determined by the Company in its sole discretion. To receive payment, you must be actively employed at Dyne on the payment date, except as otherwise provided in the Company’s Severance Plan (as defined below). As such, you will not receive payment if you have given or received notice of termination prior to the payment date, except as otherwise provided in the Severance Plan.

5. Equity. As a material inducement to you entering into employment with the Company and in consideration of your agreement in Section 9 to adhere to the non-competition provisions set forth in the Non-Competition Agreement (as defined below), the Company shall grant to you no later than thirty (30) days after the date of this Agreement, a stock option (the “Option”) for the purchase of an aggregate of 214,500 shares of common stock and 66,100 shares of restricted stock unit (the “RSU”) of common stock of the Company under the Company’s 2024 Stock Inducement Plan (the “Plan”). The Option will have an exercise price per share equal to the last reported sale price per share of the common stock on the Nasdaq stock exchange on the grant date of the Option, will be a non-qualified stock option for United States tax purposes, will vest as to 25% of the underlying shares on the first anniversary of the Start Date and with respect to the balance of the underlying shares in 12 equal quarterly installments thereafter and will otherwise be subject to the terms and conditions of a stock option agreement and the Plan. The RSUs will vest 25% equally over 4 years on the anniversary of the grant date.

6. Severance Benefits. You are eligible for severance benefits pursuant to the terms and conditions of the Company’s Amended and Restated Executive Severance and Change in Control Benefits Plan, as amended and restated by the Board on December 10, 2021, and as may be amended from time to time (the “Severance Plan”). Notwithstanding any contrary or inconsistent provision in the Severance Plan, (i) any reduction in Contingent Compensation Payments otherwise pursuant to the provisions of Section 14 of the Severance Plan which are due you as a Participant under the Severance Plan shall be reduced in a manner that maximizes your economic after-tax position, (ii) any determination under the second sentence of Section 14(d) of the Severance Plan by the Company in respect of you as a Participant thereunder shall be made in writing in good faith using an independent accounting firm selected by the Company that is reasonably acceptable to you (the “Accountants”) and the calculations of the Accountants shall be provided to the Company and you, and (iii) any such reduction shall be made in accordance with Section 409A of the Code (as such terms are defined in the Severance Plan).

7. Benefits. As a full-time, regular employee, you are eligible for the standard Dyne benefit programs, as outlined in the Company’s Benefits Summary. You may participate in the benefit programs offered by the Company, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. The benefits programs are made available by the Company, and the benefits available under such programs, as well as the rules, terms and conditions for participation in such benefits programs, may be changed by and at the sole discretion of the Company at any time without advance notice (other than as required by such programs or under law).

8. Time Off Benefit. The Company does not offer a specific number of vacation, personal or sick days. Instead, the Company has an open policy of taking days off based on an employee’s reasonable discretion and the Company’s business needs, with prior approval from the employee’s manager and as much advance notice as possible where permitted by the circumstances, as outlined in the Personal Time Off (PTO) policy. This policy may be changed by and at the sole discretion of the Company at any time.

9. Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, that you are solely responsible for individual tax liabilities arising from your compensation and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10. Restrictive Covenant Agreements and Representation Regarding Other Obligations. You will be required to sign, as a condition of your employment, a Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) attached as Appendix A and an Invention and Non-Disclosure Agreement, attached as Appendix B (collectively, the

“Restrictive Covenant Agreements”). You acknowledge that the Company’s agreement to grant you the equity grant provided in the Equity Section (Section 5) above is contingent upon your agreement to adhere to the non-competition provisions set forth in the Non-Competition Agreement, and that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with the non-competition obligations. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You further represent that you have not used and will not use or disclose or induce the Company to use, any trade secret or other proprietary information or material of any previous employer or any other party.

11. Indemnification. You shall be covered by all applicable indemnification and expense advancement policies of the Company applicable to senior executive officers generally and shall also be covered by any directors’ and officers’ liability insurance policy applicable to senior executive officers of the Company.

12. Clawback Policy. You agree that you shall be subject to, and bound by, the terms and conditions of the Company’s Clawback Policy (as it may be amended, restated, supplemented, or otherwise modified from time to time, the “Policy”), a copy of which has been provided to or made available you. In the event it is determined in accordance with the Policy that any compensation or compensatory award granted, earned, or paid to you must be forfeited or reimbursed to the Company, you will promptly take any action necessary to effectuate such forfeiture and/or reimbursement as determined by the Company.

13. Eligibility to Work. Your employment with the Company is conditioned on your eligibility to work in the United States and your providing to the Company satisfactory proof of identification and of authorization to work in the United States, in accordance with the Immigration and Control Act of 1986 within three days of your start date. Furthermore, you may need a work visa in order to be eligible to work in the United States. If that is the case, your employment will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company and maintaining such visa throughout your tenure with the Company, as it is Company policy to comply with all immigration laws and regulations.

14. Interpretation, Amendment and Enforcement. This letter and the Restrictive Covenant Agreements constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this letter and the resolution of any disputes as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

15. Company Policies. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet, Teams/Google/Slack and other chat and email usage) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

16. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause or notice. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will as defined by applicable law. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Head of HR at the Company.

17. Contingency. This offer is subject to satisfactory background and reference checks, including our receiving at least two satisfactory professional references.

By signing this offer letter and the Restrictive Covenant Agreements, you are agreeing to the terms and conditions of employment and at-will employment set forth in this letter and the Restrictive Covenant Agreements. This letter, together with the Restrictive Covenant Agreements, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. By signing this letter, you are acknowledging that you are not aware of any representations or agreements other than those specifically set forth in this letter and the Restrictive Covenant Agreements. This offer is contingent upon your signing the Restrictive Covenant Agreements, this letter and any other Company-required agreements and documents prior to your first day of employment. We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within three business days acknowledging, by signing below, that you have accepted this offer of employment on the terms set forth herein, including that you must deliver signed copies of the Restrictive Covenant Agreements on or before your first day of employment. If you do not accept this offer within three business days or if you do not deliver signed copies of the Restrictive Covenant Agreements on or before your first day of employment, this offer will be deemed revoked.

Very Truly Yours,

DYNE THERAPEUTICS, Inc.

By:	/s/ Lucia Celona
Name: Lucia Celona
Title: Chief Human Resources Officer

I have read and accept this at-will employment offer on the terms set forth herein:

/s/ Erick Lucera	3/18/2025
Signature	Date

Appendix A

DYNE THERAPEUTICS, INC.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Dyne Therapeutics, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and the undersigned employee (the “Employee”).

For good consideration, including, without limitation, the employment of the Employee by the Company and, with respect to the non-competition restrictions, the additional consideration set forth in Section 1(c), the Employee and the Company agree as follows:

1. Non-Competition.

(a) During the Restricted Period (as defined below), the Employee will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company, engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business (including, without limitation, its activities related to the Field (as defined below)), including but not limited to any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company (a “Competitive Company”), if the Employee would be performing a job or job duties or services for the Competitive Company that is or are similar to the job or job duties or services that the Employee performed for the Company at any time during the last two (2) years of the Employee’s employment.

(b) Certain Definitions. Solely for purposes of this Section 1:

i. the “Restricted Period” shall include the duration of the Employee’s employment with the Company and the twelve (12) month period thereafter; provided, however, that the Restricted Period shall automatically be extended to two (2) years following the cessation of the Employee’s employment if the Employee breaches a fiduciary duty to the Company or the Employee unlawfully takes, physically or electronically, any property belonging to the Company. Notwithstanding the foregoing, the Restricted Period shall end immediately upon the Employee’s last day of employment with the Company if: (x) the Company terminates the Employee’s employment other than for Cause (as defined below); or (y) the Company notifies the Employee in writing that it is waiving the post-employment restrictions set forth in this Section 1 (such notice to be provided no later than the Employee’s last day of employment or by the seventh (7th) business day following an Employee’s notice of resignation, if later).

ii. “Applicable Territory” shall mean the geographic areas in which the Employee provided services or had a material presence or influence at any time during his/her last two (2) years of employment with the Company or the employee’s entire time with the Company if less than two (2) years. As an employee in the Company’s highly specialized Field, the Employee acknowledges that the Employee’s duties and responsibilities require the Employee to have a material presence and/or influence anywhere that the Company does business or reasonably has been planning to do business in the future.

iii. “Cause” shall mean any of: (a) the Employee’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude, or any felony; or (b) a good faith finding by the Company in its sole discretion that the Employee has (i) engaged in dishonesty, misconduct or gross negligence; (ii) committed an act that injures or would reasonably be expected to injure the reputation, business or business relationships of the Company; (iii) breached the terms of this Agreement or any other restrictive covenant or confidentiality agreement with or policy of the Company; (iv) failed or refused to comply with any of the Company’s policies or procedures; or (v) failed to perform the Employee’s duties and/or responsibilities to the Company’s satisfaction.

iv. “Field” shall mean targeting binder conjugates, including antibody conjugates, and other similar modalities for the treatment of muscle disease.

(c) Additional Consideration for Non-Competition Restrictions. In exchange for the Employee’s compliance with the restrictions set forth in this Section 1, and as more fully set forth in the Employee’s offer letter to which this Agreement is attached, the Company, subject to approval of its Board of Directors where applicable, has agreed to grant the Employee a restricted stock award for shares of the Company’s common stock or a stock option to purchase shares of the Company’s common stock, under the Company’s 2020 Stock Incentive Plan. The Employee understands and agrees that the above-stated consideration has been mutually agreed upon by the Company and the Employee, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in this Section 1.

2. Non-Solicitation.

(a) While the Employee is employed by the Company and for a period of twelve (12) months after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(i) Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company which were contacted, solicited, or served by the Company during the Employee’s employment with the Company; or

(ii) Either alone or in association with others (I) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (II) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (II) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the

Company ended at least six (6) months before the recruitment, hiring, or other engagement.

(b) If the Employee violates the provisions of any of the preceding paragraphs of this Section 2, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of twelve (12) months has expired without any violation of such provisions. Further, the twelve (12) month post-employment restrictions set forth in this Section 2 shall be extended to two (2) years if the Employee breaches a fiduciary duty to the Company or the Employee unlawfully takes, physically or electronically, any property belonging to the Company.

3. Notice of New Business Activities. The Employee agrees that during any period of time when the Employee is subject to restrictions pursuant to either Section 1 or Section 2, the Employee will notify any prospective employer or business associate of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder. The Employee further agrees, during such period, to give notice to the Company of each new business activity the Employee plans to undertake, at least (10) business days prior to beginning any such activity. The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the Entity. The Employee also agrees to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Employee’s continued compliance with his/her obligations under this Agreement.

4. Miscellaneous.

(a) Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief. Additionally, the Employee acknowledges and agrees that the non-solicitation obligations herein are essential to the protection of the Company’s legitimate business interests and further that such interests cannot be adequately protected without the non-competition obligations set forth in Section 1.

(b) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c) Obligations to Third Parties. The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(d) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time, and does not change the at-will nature of his/her employment.

(e) Acknowledgments. The Employee acknowledges that he or she was provided this Agreement by the earlier of the date of (x) a formal offer of employment, and (y) ten (10) business days prior to the Employee’s commencement of employment with the Company.

The Employee further acknowledges that he or she has the right to consult with counsel prior to signing this Agreement.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which, or into which, the Company may be merged or which may succeed to all or substantially all of the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer, in which event “Company” shall be interpreted to include any successor or assign of the Company.

(g) Interpretation. If any restriction or definition set forth in Section 1 or Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable.

(h) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(i) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(j) Governing Law and Consent To Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of

Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Suffolk County, Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such courts. The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(k) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his/her duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(l) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

EMPLOYEE	DYNE THERAPEUTICS, INC.

By:	By:
Name: Erick J. Lucera	Name: Lucia Celona
Chief Human Resources Officer

Date:	Date:

Appendix B

DYNE THERAPEUTICS, INC.

INVENTION AND NON-DISCLOSURE AGREEMENT

This Invention and Non-Disclosure Agreement (this “Agreement”) made this 18th day of March, 2025, is by and between Dyne Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned employee (the “Employee”) and shall be effective upon the Employee’s commencement of employment with the Company.

In consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1. Condition of Employment.

The Employee acknowledges that the Employee’s employment and/or the continuance of that employment with the Company is contingent upon the Employee’s agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to the Employee’s duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company; provided, however that Proprietary Information shall not be interpreted to include information that (i) the Company has released to the general public, (ii) has become known to the public without the Employee’s violation of this Agreement, or (iii) has been provided to, or become known to, the Employee through disclosure by a source, other than the Company, that has the legal right to disclose such information without an obligation of confidentiality and without breaching an obligation of confidentiality. Except as otherwise permitted by Section 5 below, the Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Employee’s duties as an employee of the Company) without written approval by an officer of the Company (other than the Employee, if applicable), either during or after the Employee’s employment with the Company. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which come into the Employee’s custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of the Employee’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of the Employee’s employment for any reason. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c) The Employee agrees that the Employee’s obligation not to disclose or to use information and materials of the types set forth in Sections 2(a) and 2(b) above, and the Employee’s obligation to return materials and tangible property, set forth in Section 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3. Developments.

(a) The Employee has attached hereto, as Exhibit A, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which were created, made, conceived or reduced to practice by the Employee prior to the Employee’s employment by the Company and which are owned by the Employee, which relate directly or indirectly to the current or anticipated future business of the Company, and which are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, the Employee represents that there are no Prior Developments. The Employee agrees not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company. If the Employee does incorporate any Prior Development into any Company product, material, process or service, the Employee hereby grants to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b) The Employee will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under the Employee’s direction or jointly with others during the Employee’s employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). The Employee acknowledges that each original work of authorship which is made by the Employee (solely or jointly with others) within the scope of and during the period of the Employee’s employment with the Company and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all the Employee’s right, title and interest in and to all Developments

(other than Prior Developments listed on Exhibit A, if any) and all related patents, patent applications, copyrights and copyright applications. However, this Section 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c) The Employee agrees to cooperate fully with the Company, both during and after the Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as the Employee’s agent and attorney-in-fact to execute any such papers on the Employee’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4. Obligations to Third Parties.

The Employee represents that, except as the Employee has disclosed in writing to the Company on Exhibit A attached hereto, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Employee’s employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that the Employee’s performance of all the terms of this Agreement and the performance of the Employee’s duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including, without limitation, any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5. Permitted Disclosures.

Nothing in this Agreement or elsewhere prohibits or restricts the Employee from (i) communicating with or voluntarily providing information the Employee believes indicates possible or actual violations of the law to local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the National

Labor Relations Board and the Securities and Exchange Commission), (ii) making disclosures or communications to engage in protected, concerted activity or to otherwise exercise rights under Section 7 of the National Labor Relations Act (including, without limitation, non-supervisory employees’ rights to disclose their wages, hours, and working conditions), and/or (iii) making other disclosures or communications expressly permitted by applicable law. The Employee is not required to notify the Company of any such communications. Further, notwithstanding the Employee’s confidentiality and nondisclosure obligations, the Employee is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7. Miscellaneous.

(a) Equitable Remedies. The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue Employee’s employment for any period of time and does not change the at-will nature of Employee’s employment.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by the Employee. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(h) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in the Employee’s duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i) Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

EMPLOYEE	DYNE THERAPEUTICS, INC.

By:	By:
Name: Erick J. Lucera	Name: Lucia Celona
Chief Human Resources Officer

Date:	Date:

SIGNATURE PAGE TO INVENTION AND NON-DISCLOSURE AGREEMENT

EXHIBIT A

LIST OF PRIOR DEVELOPMENTS AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED

UNDER SECTION 3(A) OR CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

None

Except as indicated above on this Exhibit A, I have no Prior Developments to disclose pursuant to Section 3(a) of this Agreement and no agreements to disclose pursuant to Section 4 of this Agreement.

EMPLOYEE:

By:
Name: Erick J. Lucera